The Income Fund of America, Inc.
One Market, Steuart Tower, San Francisco, California 94105
Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$3,047,396
Class B	$192,964
Class C	$345,974
Class F	$143,928
Total	$3,730,262
Class 529-A	$32,028
Class 529-B	$4,561
Class 529-C	$11,330
Class 529-E	$1,467
Class 529-F	$1,060
Class R-1	$3,369
Class R-2	$21,554
Class R-3	$47,747
Class R-4	$26,228
Class R-5	$24,105
Total	$173,449

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.9143
Class B	$0.7692
Class C	$0.7607
Class F	$0.9063
Class 529-A	$0.8980
Class 529-B	$0.7449
Class 529-C	$0.7457
Class 529-E	$0.8427
Class 529-F	$0.9386
Class R-1	$0.7563
Class R-2	$0.7484
Class R-3	$0.8412
Class R-4	$0.8969
Class R-5	$0.9551

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	3,417,701
Class B	245,930
Class C	455,761
Class F	159,936
Total	4,279,328
Class 529-A	39,018
Class 529-B	6,490
Class 529-C	16,328
Class 529-E	1,898
Class 529-F	1,230
Class R-1	5,058
Class R-2	30,626
Class R-3	62,622
Class R-4	35,188
Class R-5	32,959
Total	231,417

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.98
Class B	$16.87
Class C	$16.84
Class F	$16.95
Class 529-A	$16.96
Class 529-B	$16.92
Class 529-C	$16.93
Class 529-E	$16.93
Class 529-F	$16.96
Class R-1	$16.92
Class R-2	$16.86
Class R-3	$16.94
Class R-4	$16.96
Class R-5	$16.97